State Street Institutional Investment Trust

One Iron Street

Boston, MA 02210

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

May 14, 2021

Ladies and Gentlemen:

Reference is made to the Amended and Restated Custodian Agreement between us dated February 14, 2001 (the “Agreement”).

Pursuant to the Agreement, this letter is to provide notice of the creation of the following additional series of the State Street Institutional Investment Trust (the “Trust”) as presented in the following chart (the “New Funds”):

Fund	Effective Date
State Street Global All Cap Equity ex-U.S. Index Fund	September 17, 2014

State Street Aggregate Bond Index Fund	September 19, 2014

State Street ESG Liquid Reserves Fund	July 2, 2019

State Street China Equity Select Fund	August 30, 2019

State Street Income Fund	April 13, 2021

State Street U.S. Core Equity Fund	April 13, 2021

We request that you act as the New Fund’s Custodian under the Agreement. As compensation for such services, you shall be entitled to receive from the New Fund the annual fee reflected on the fee schedule to the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

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Very truly yours,

State Street Institutional Investment Trust

By:	/s/ Ellen M. Needham
Ellen M. Needham, President

Accepted:
State Street Bank and Trust Company

By:	/s/ James Hill
Name: James Hill, Managing Director

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